Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in presentation of the provision for doubtful accounts discussed in Note 1, as to which the date is September 6, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HealthSouth Corporation’s Current Report on Form 8-K dated September 6, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Birmingham, AL

September 6, 2012